EXHIBIT 23-c
CONSENT OF EXPERT
We consent to the incorporation by reference in this Registration Statement of Meritor, Inc. (“Meritor”) on Form S-8 of the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference in the Annual Report on Form 10-K of Meritor for the fiscal year ended September 29, 2013 (as amended), under the headings “Item 3. Legal Proceedings,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data”.

BATES WHITE LLC

/s/ Charles E. Bates
Charles E. Bates Ph.D.
                                                                        Chairman
Date: November 20, 2013